UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1 )*

CAI Wireless Systems, Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


12476P20
--------------
(CUSIP NUMBER)

March 31, 1999
-------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 8 Pages

CUSIP NO.  12476P20               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
NONE

6. SHARED VOTING POWER

148,909

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

148,909

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

148,909 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.8%
12. TYPE OF REPORTING PERSON*
HC, CO
    *SEE INSTRUCTION BEFORE FILING OUT!

14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

	[ ] Rule 13d-1(b)
	[X] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

Page 3 of 8 Pages

CUSIP NO.  12476P20                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER
NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
NONE

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0%

12. TYPE OF REPORTING PERSON*
IA, PN
    *SEE INSTRUCTION BEFORE FILING OUT!

14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

	[ ] Rule 13d-1(b)
	[x] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

Page 4 of 8 Pages


CUSIP NO.  12476P20                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Global Allocation Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER
NONE

6. SHARED VOTING POWER
NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
NONE

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0%
12. TYPE OF REPORTING PERSON*
IV
    *SEE INSTRUCTION BEFORE FILING OUT!


14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

	[ ] Rule 13d-1(b)
	[x] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

Page 5 of 8 Pages

		    SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
	    --------------

	   CAI Wireless Systems, Inc. (the "Company")


ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------

		18 Corporate Woods
	    	3rd Floor
		Albany, NY  12211

ITEM 2 (a)  Name of Persons Filing:
	    ---------------------

	    Princeton Services, Inc.
	    Merrill Lynch Asset Management, L.P.
	    Merrill Lynch Global Allocation Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------


Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Global Allocation Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
	    ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

Page 6 of 8 Pages


ITEM 3

    Princeton Services, Inc. ("PSI") is a parent holding company in accordance with (S) 240.13d-1(b)(ii)(G) of the 1934 Act. Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM") is an investment adviser registered under (S) 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). Merrill Lynch Global Allocation Fund, Inc. (the "Fund") is an investment company registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act").



ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose of or direct the disposition of:

	  See Item 8 of Cover Pages



ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

Page 7 of 8 Pages


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

Not applicable.



ITEM 7   Identification and Classification of the Subsidiary Which
	 ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

   PSI is a corporate managing general partner of Fund Asset Management, L.P. and Merrill Lynch Asset Management, L.P., each of which is a registered investment adviser under Section 203 of the Advisers Act.



ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable



ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable



ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Page 8 of 8 Pages


Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  April 9, 1999



Princeton Services, Inc.

/s/ Ira P. Shapiro
-----------------------------
Name:  Ira P. Shapiro
Title:  Attorney-In-Fact*


Merrill Lynch Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Ira P. Shapiro
-------------------------
Name:  Ira P. Shapiro
Title Attorney-In-Fact**


Merrill Lynch Global Allocation Fund, Inc.

/s/ Ira P. Shapiro
--------------------------
Name: Ira P. Shapiro
Title:  Attorney-In-Fact***

------------------------------------
*Signed pursuant to a power of attorney, dated January 26, 1998, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc., on February 14, 1998 with respect to LTX Corporation.

**Signed pursuant to a power of attorney, dated January 26, 1998, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc., on February 14, 1998 with respect to Lattice SemiConductor Corp.

***Signed pursuant to a power of attorney, dated November 12, 1998, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc., on November 12, 1998 with respect to CAI Wireless Systems, Inc.